EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Strong Fourth Quarter and Full Year 2023 Financial Results

MIAMI, Feb. 27, 2024 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian”, “NCLH” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2023 and provided guidance for the first quarter and full year 2024.

Full Year 2023 Highlights:

  Generated total revenue of $8.5 billion, a 32% increase compared to the same period in 2019, with GAAP net income of $166.2 million, or EPS of $0.39 returning to full year profitability for the first time since 2019.
  Achieved Adjusted EBITDA of $1.861 billion in line with guidance of $1.860 billion and Adjusted EPS of $0.70, which is inclusive of a $0.07 foreign currency negative impact. Full year performance was driven by solid revenue growth and continued focus on cost reduction and efficiencies.1
  The Company’s ongoing margin enhancement initiative drove improvement in operating costs. Gross Cruise Costs per Capacity Day was approximately $301 for the year. Adjusted Net Cruise Costs excluding Fuel per Capacity Day was approximately $154, and 21% less than the same period in 2022. This represents four quarters of continuous year-over-year improvement on this metric.
  Occupancy was 102.9% for the year, in line with guidance of 102.6%, and total revenue per Passenger Cruise Day increased approximately 17%, or 18% in Constant Currency, compared to the same period in 2019.
  Announced a revamped climate action strategy including interim greenhouse gas intensity reduction targets of 10% by 2026 and 25% by 2030 compared to a 2019 baseline with intensity measured on a per Capacity Day basis.
  Successfully took delivery of three ships, Oceania Cruises’ Vista, Norwegian’s Viva and Regent’s Seven Seas Grandeur, the most deliveries in a single year in the Company’s history.

________________________
1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook” below for additional information about Adjusted EPS, Adjusted EBITDA and other non-GAAP financial measures.

Recent Highlights

  Expected refinancing of our $650 million backstop commitment from a secured to unsecured commitment. Additionally, as part of this refinancing, expected repayment of our $250 million 9.75% senior secured notes due 2028, our highest interest rate debt.2
  We have continued to see exceptional demand for our Norwegian Cruise Line brand, with bookings and pricing at higher levels than 2023 for all four quarters of 2024. Oceania Cruises and Regent Seven Seas Cruises also continue to see strong demand across all geographies with the exception of redeployed itineraries due to cancellations in the Middle East and Red Sea.

________________________
2 Refinancing terms have been agreed to, with effectiveness subject to approval by our Board of Directors expected in early March.

2024 Outlook

  Entered the year at all-time high booked position and pricing for 2024 voyages.
  Net Yield is expected to increase approximately 5.5% as-reported and approximately 5.4% in Constant Currency versus 2023.
  In 2024 Adjusted Net Cruise Costs Excluding Fuel per Capacity Day is expected to be $159, increasing 3.4% in Constant Currency, which includes an approximately 325 basis points impact of increased Dry-dock days and related costs in the year. Excluding this, Adjusted Net Cruise Cost Excluding Fuel per Capacity Day would be essentially flat year-over-year.
  Adjusted EBITDA is expected to be approximately $2.2 billion, Adjusted Net Income is expected to be approximately $635 million, and Adjusted EPS is expected to be approximately $1.23, an increase of 76% over 2023 results. This Adjusted EPS takes into consideration ~516 million dilutive shares, reflecting the expected accounting treatment of our exchangeable notes.

“Norwegian Cruise Line Holding experienced a momentous year of growth and achievement in 2023. We successfully took delivery of three new ships, one for each of our brands, representing the most deliveries in a single year in our Company’s 57-year history. This important milestone showcases our dedication to innovation and commitment to providing exceptional vacation experiences for our guests,” remarked Harry Sommer, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.

“Looking ahead, we are determined to capitalize on our recent achievements and take advantage of the positive momentum and strong demand for cruise which resulted in turning the year at all-time highs in both our booked position and pricing. Our team is looking forward to showcasing our world-class fleet, delivering exceptional experiences, and surpassing the expectations of the guests we will welcome on board in 2024 and beyond,” continued Sommer.

Business, Operations and Booking Environment Update

The Company continues to experience healthy consumer demand and is at an all-time high booked position and pricing reflective of some of the best booking weeks in the Company’s history beginning with Black Friday and Cyber Monday. Additionally, onboard revenue per Passenger Cruise Day remains robust, up 20% in the quarter compared to 2019, with broad-based strength across all revenue streams. The Company’s advance ticket sales balance, including the long-term portion, ended 2023 at a year-end record of $3.2 billion, approximately 56% higher than at the end of 2019.

As a result of the ongoing conflict in Israel and the Red Sea, the Company cancelled and redirected all calls to Israel during the fourth quarter of 2023. As a result, Occupancy was 99.2% for the fourth quarter of 2023, and full year Occupancy was 102.9%, in line with guidance. Additionally, all calls to Israel and the Red Sea have been cancelled and redirected for the entirety of 2024. Prior to the conflict, approximately 7% of the capacity in the fourth quarter of 2023 and 4% of capacity for the full year 2024 expected to visit the Middle East3, predominantly on our Oceania Cruises and Regent Seven Seas Cruises brands. Prior to the recent cancellations, approximately 1% of 2024 capacity was expected to sail through the Red Sea.

Pricing growth in the fourth quarter was also strong with total revenue per Passenger Cruise Day up approximately 21%, with capacity growth of 17% compared to 2019. Total revenue was up approximately 34% in the fourth quarter versus 2019. Gross margin per Capacity Day was approximately $79 in the quarter. Net Yield growth was approximately 8.2%, or 8.6% versus 2019 on a Constant Currency basis, in line with guidance.

The Company once again demonstrated continued progress on its ongoing margin enhancement initiative and efforts to maximize revenue opportunities and rightsize its cost base. Gross Cruise Costs per Capacity Day was approximately $280 in the fourth quarter, compared to $311 last quarter. Adjusted Net Cruise Costs excluding Fuel per Capacity Day in the fourth quarter of 2023 was approximately $151, in line with guidance.

For the full year 2024, the Company expects Net Yield growth to be strong at approximately 5.4% on a Constant Currency basis compared to 2023. This growth is driven by exceptional demand for Norwegian Cruise Line with Oceania Cruises and Regent Seven Seas Cruises also experiencing strong demand across all geographies with the exception of voyages redeployed due to the conflicts in the Middle East and Red Sea. Full year Adjusted Net Cruise Cost Excluding Fuel per Capacity Day is expected to be approximately $159, increasing approximately 3.4% in Constant Currency, which includes an approximately 325 basis points impact of increased Dry-dock days and related costs in the year. Excluding this impact, Adjusted Net Cruise Cost Excluding Fuel per Capacity Day would be essentially flat year-over-year. Adjusted EBITDA is expected to grow 18% to approximately $2.2 billion during 2023 and Adjusted EPS is expected to grow 76% to approximately $1.23.

________________________
3 Middle East includes Bahrain, Cyprus, Egypt, Israel, Jordan, Oman, Qatar, Saudi Arabia and the United Arab Emirates.

Liquidity and Financial Position

The Company is committed to prioritizing efforts to optimize its balance sheet and reduce leverage. As of December 31, 2023, the Company had total debt of $14.1 billion and total Net Debt of $13.7 billion and continues to expect improvement in its Net Leverage. The Company repaid $1.9 billion of debt in 2023, which included the pay down in full of our $875 million Revolving Loan Facility.

At year-end, liquidity was $2.3 billion. This consists of approximately $402.4 million of cash and cash equivalents, $1.2 billion of availability under our Revolving Loan Facility and a $650 million undrawn backstop commitment. In March 2024 we expect to refinance our $650 million backstop commitment, replacing the secured commitment with an unsecured commitment. Additionally, as part of this refinancing, we expect to repay our $250 million 9.75% senior secured notes due 2028, our highest interest rate debt.

“Throughout the year, we successfully implemented measures to rightsize our cost base. Notably, the fourth quarter of 2023 marked our fourth consecutive quarter of improved Adjusted Net Cruise Costs Excluding Fuel per Capacity Day, this resulted in a substantial 21% reduction in 2023 compared to 2022,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd.

Kempa continued, “additionally, we made important advancements towards reducing leverage and de-risking our balance sheet during 2023. We repaid $1.9 billion of debt during the year, which included the pay down in full of our $875 million Revolving Loan Facility, and we remain confident that our strong liquidity position, ongoing cash generation and favorable growth prospects enable us to meaningfully reduce leverage over the course of 2024. We recently negotiated a refinancing of our $650 million backstop commitment and in connection with that, expect to repay our highest rate debt, the $250 million 9.75% senior secured notes due 2028. This transaction, which is expected to close in early March, will reduce interest expense and improve leverage while releasing the related secured collateral, another important step forward in improving our balance sheet.”

Full Year 2023 Results

GAAP net income was $166.2 million or EPS of $0.39 compared to net loss of $(2.3) billion or EPS of $(5.41) in the prior year. The Company reported Adjusted Net Income of $298.0 million or Adjusted EPS of $0.70 in the year. This compares to Adjusted Net Loss and Adjusted EPS of $(1.9) billion and $(4.64), respectively, in the prior year. Adjusted EBITDA was approximately $1.9 billion, in line with guidance driven primarily by solid revenue performance and lower Adjusted Net Cruise Cost Excluding Fuel.

Total revenue per Passenger Cruise Day increased approximately 17%, or approximately 18% on a Constant Currency basis compared to 2019. Gross margin per Capacity Day decreased approximately 11% on a reported, or approximately 10% on a Constant Currency basis, compared to 2019. Net Yield increased 4.6% on a Constant Currency basis compared to 2019.

Gross Cruise Cost per Capacity Day was $301, an approximately 6% decline from the prior year. Adjusted Net Cruise Cost Excluding Fuel per Capacity Day was approximately $155 on a Constant Currency basis, an approximately 21% decline from the prior year.

Fourth Quarter 2023 Results

GAAP net loss was $(106.5) million or EPS of $(0.25) compared to net loss of $(482.5) million or EPS of $(1.14) in the prior year. The Company reported Adjusted Net Loss of $(77.1) million or Adjusted EPS of $(0.18) in the fourth quarter of 2023. This compares to Adjusted Net Loss and Adjusted EPS of $(439.7) million and $(1.04), respectively, in the fourth quarter of 2022. Adjusted EBITDA in the fourth quarter was approximately $359.6 million, in line with guidance driven primarily by solid revenue performance and lower Adjusted Net Cruise Cost Excluding Fuel.

Gross Cruise Costs per Capacity Day was approximately $280 in the quarter. Adjusted Net Cruise Costs excluding Fuel per Capacity Day was approximately $151, reflecting an approximately 19% decline from the fourth quarter of 2022, reflecting the benefits from the Company’s ongoing margin enhancement initiative.

The Company reported fuel expense of $187 million in the quarter. Fuel price per metric ton, net of hedges, decreased to $726 from $755 in 2022. Fuel consumption of 257,000 metric tons was in line with projections.

Interest expense, net was $197.4 million in 2023 compared to $177.1 million in 2022. The increase in interest expense is primarily the result of higher debt outstanding and higher interest rates.

Other income (expense), net was an expense of $(35.3) million in 2023 compared to an expense of $(24.0) million in 2022.

Outlook and Guidance

In addition to announcing the results for the fourth quarter and full year 2023, the Company also provided guidance for the first quarter and full year 2024, along with accompanying sensitivities. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2024 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2024 Guidance
	First Quarter 2024		Full Year 2024
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	~15.8% ~ $276	~15.5% ~ $276	~5.5% ~$283	~5.4% ~$282
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day[1]	~3.5% ~$165	~3.2% ~$165	~3.5% ~$159	~3.4% ~$159
Capacity Days	~5.85 million		~23.50 million
Occupancy	~104.8%		~105.1%
Adjusted EBITDA	~$450 million		~$2.2 billion
Adjusted Net Income	~ $50 million		~ $635 million
Adjusted EPS[2]	~$0.12		~$1.23
Diluted Weighted-Average Shares Outstanding[3]	~431 million		~516 million
Depreciation and Amortization	~$225 million		~$895 million
Adjusted Interest Expense, net[4]	~$190 million		~$730 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS	~$16 million ~ $0.04		~ $66 million ~ $0.13
Effect of a $1 change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS	~$6 million ~$0.01		~$24 million ~$0.05

________________________
(1)   Q1 2024 includes an approximate 350 basis point, or $6, impact of increased Dry-dock days and related costs. Excluding this impact, the Adjusted Net Cruise Cost Excluding Fuel per Capacity Day would be essentially flat year-over-year, amounting to $159 in Q1 2024 as reported and in Constant Currency. Full Year 2024 includes an approximate 325 basis point, or $5, impact of increased Dry-dock days and related costs. Excluding this impact, the Adjusted Net Cruise Cost Excluding Fuel per Capacity Day would be essentially flat year-over-year, amounting to $154 in 2024 as reported and in Constant Currency.
(2)   Based on guidance and using diluted weighted-average shares outstanding of approximately 431 million for the first quarter of 2024 and 516 million for full year 2024. Adjusted EPS for the full year 2024 assumes that all four of the Company’s exchangeable notes are fully dilutive and therefore excludes approximately $63 million of interest expense for 2024 associated with the Company’s exchangeable notes.
(3)   Q1 2024 assumes all four of the Company’s exchangeable notes are anti-dilutive and therefore are not included in diluted weighted-average shares outstanding. Full year 2024 assumes all four of the Company’s exchangeable notes are dilutive and are included in the diluted weighted-average shares outstanding.
(4)   Based on the Company’s December 31, 2023 outstanding variable rate debt balance, a one percentage point increase in annual SOFR interest rates would increase the Company’s annual interest expense by approximately $7 million excluding the effects of capitalization of interest.

The following reflects the foreign currency exchange rates the Company used in its first quarter and full year 2024 guidance.

Current Guidance
Euro	$1.08
British pound	$1.27
Australian Dollar	$0.66
Canadian Dollar	$0.74

Fuel

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	First Quarter 2024	Full Year 2024
Fuel consumption in metric tons[1]	270,000	995,000
Fuel price per metric ton, net of hedges[2]	$740	$695
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.03	$0.06

________________________
(1)   Fuel consumption for the full year 2024 is expected to be split approximately evenly between heavy fuel oil and marine gas oil.
(2)   Fuel prices are based on forward curves as of 2/19/2024.

The Company currently has hedged approximately 53% and 21% of its total projected metric tons of fuel consumption for 2024 and 2025, respectively. The following table provides amounts hedged and price per metric ton of heavy fuel oil (“HFO”) and marine gas oil (“MGO”).

	2024	2025
% of HFO Consumption Hedged[1]	40%	21%
Blended HFO Hedge Price / Metric Ton	$398	$402
% of MGO Consumption Hedged	65%	21%
Blended MGO Hedge Price / Metric Ton	$745	$738
Total % of Consumption Hedged	53%	21%

________________________
(1)   Hedged derivatives include accounting hedges as well as economic hedges.

Capital Expenditures

Non-newbuild capital expenditures for the fourth quarter of 2023 were $102 million. Anticipated non-newbuild capital expenditures for full year 2024 are expected to be approximately $475 million including approximately $113 million in the first quarter.

Newbuild-related capital expenditures, net of export credit financing, are expected to be approximately $0.2 billion, $0.6 billion and $0.6 billion for the full years ending December 31, 2024, 2025 and 2026, respectively. Net newbuild-related capital expenditures for the fourth quarter of 2023 were $98 million including the delivery of Regent Seven Seas Grandeur in November and are expected to be approximately $40 million for the first quarter of 2024.

Company Updates and Other Business Highlights:

Fleet and Brand Updates

  Norwegian Cruise Line opened for sale the all-new Norwegian Aqua, the first of the next-generation Prima Class Plus. Learn more here.
  Norwegian Cruise Line’s all-new Norwegian Viva completed her exclusive christening voyage following a star-studded event in Miami. Learn more here.
  Regent Seven Seas Cruises® took delivery of the highly anticipated Seven Seas Grandeur™, the sixth ship of the World’s Most Luxurious Fleet®. The ship was christened at a gala celebration in Miami which featured the unveiling of the first Fabergé egg to reside permanently at sea. Learn more here and here.
  Oceania Cruises announced inspiring new voyages on the Riviera, exploring lesser-known ports across the African and Asian Continents. Learn more here.
  Regent Seven Seas Cruises® announced a collection of six unique Immersive Overnights voyages where each port of call features an overnight stay – allowing for deeper exploration and discovery in much-loved destinations. Learn more here.
  Regent Seven Seas Cruises® announced a landmark partnership with the iconic Aston Martin Aramco Formula One® Team, becoming the team’s first official Global Cruise Line Partner. Learn more here.

Other Highlights

  Norwegian Cruise Line Holdings was selected by Newsweek as one of America’s Greatest Workplaces for Diversity 2024.

Conference Call

The Company has scheduled a conference call for Tuesday, February 27, 2024 at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2023 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises. With a combined fleet of 32 ships and approximately 66,500 berths, NCLH offers itineraries to approximately 700 destinations worldwide. NCLH has five additional ships scheduled for delivery across its three brands, which will add approximately 16,000 berths to its fleet. To learn more, visit www.nclhltd.com.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income (Loss) divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income (Loss). Net income (loss), adjusted for the effect of dilutive securities and other supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

Free Cash Flow. Net cash provided by operating activities less capital expenditures.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt. Long-term debt, including current portion, less cash and cash equivalents.

Net Leverage. Net Debt divided by Adjusted EBITDA.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Revolving Loan Facility. $875 million senior secured revolving credit facility as of September 30, 2023, which was increased to $1.2 billion in October 2023.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Net Leverage, Net Debt, Adjusted Net Income (Loss), Adjusted EPS, Net Per Diem, Free Cash Flow and Adjusted Free Cash Flow, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis because they reflect revenue earned net of certain direct variable costs. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Adjusted Gross Margin, Net Yield, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. In addition, management uses Adjusted EBITDA as a performance measure for our incentive compensation. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income (Loss) and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income (loss) and EPS. We use Adjusted Net Income (Loss) and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income (Loss) and Adjusted EPS may not be indicative of future adjustments or results. For example, for the year ended December 31, 2022, we incurred $12.1 million related to restructuring costs or charges. We included this as an adjustment in the reconciliation of Adjusted Net Income (Loss) since the expenses are not representative of our day-to-day operations; however, this adjustment did not occur and is not included in the comparative period presented within.

Net Leverage and Net Debt are performance measures that we believe provide management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.

Management believes Free Cash Flow and Adjusted Free Cash Flow provide investors with useful financial metrics to assess our ability to service and repay our debt and to pursue opportunities to enhance our growth after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow and Adjusted Free Cash Flow do not represent the residual cash flow available for discretionary expenditures as they exclude certain mandatory expenditures such as repayment of maturing debt. Management uses Free Cash Flow and Adjusted Free Cash Flow as measures to assess both business performance and overall liquidity.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our expectations regarding the impact of macroeconomic conditions and recent global events, our expectations regarding cruise voyage occupancy, operational position, demand for voyages, plans or goals for our sustainability program and decarbonization efforts, our expectations for future cash flows and profitability, financing opportunities and extensions, and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with related regulatory restrictions; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes, disruptions or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets; our success in controlling operating expenses and capital expenditures; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, armed conflict, such as Russia’s invasion of Ukraine or the Israel-Hamas war, or threats thereof, acts of piracy, and other international events; public health crises, including the COVID-19 pandemic, and their effect on the ability or desire of people to travel (including on cruises); adverse incidents involving cruise ships; our ability to maintain and strengthen our brand; breaches in data security or other disturbances to our information technology systems and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; impacts related to climate change and our ability to achieve our climate-related or other sustainability goals; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; any further impairment of our trademarks, trade names or goodwill; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. There may be additional risks that we consider immaterial or which are unknown. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Sarah Inmon
(786) 812-3233
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue
Passenger ticket	$1,333,057	$1,011,544	$5,753,966	$3,253,799
Onboard and other	653,399	507,585	2,795,958	1,589,961
Total revenue	1,986,456	1,519,129	8,549,924	4,843,760
Cruise operating expense
Commissions, transportation and other	420,714	337,683	1,883,279	1,034,629
Onboard and other	129,633	102,487	599,904	357,932
Payroll and related	325,882	297,942	1,262,119	1,088,639
Fuel	186,830	183,143	716,833	686,825
Food	86,735	86,324	358,310	263,807
Other	172,019	211,880	648,142	835,254
Total cruise operating expense	1,321,813	1,219,459	5,468,587	4,267,086
Other operating expense
Marketing, general and administrative	328,258	378,527	1,341,858	1,379,105
Depreciation and amortization	212,055	202,112	808,568	749,326
Total other operating expense	540,313	580,639	2,150,426	2,128,431
Operating income (loss)	124,330	(280,969)	930,911	(1,551,757)
Non-operating income (expense)
Interest expense, net	(197,381)	(177,120)	(727,531)	(801,512)
Other income (expense), net	(35,266)	(24,006)	(40,204)	76,566
Total non-operating income (expense)	(232,647)	(201,126)	(767,735)	(724,946)
Net income (loss) before income taxes	(108,317)	(482,095)	163,176	(2,276,703)
Income tax benefit (expense)	1,832	(385)	3,002	6,794
Net income (loss)	$(106,485)	$(482,480)	$166,178	$(2,269,909)
Weighted-average shares outstanding
Basic	425,426,293	421,400,765	424,424,962	419,773,195
Diluted	425,426,293	421,400,765	427,400,849	419,773,195
Earnings (loss) per share
Basic	$(0.25)	$(1.14)	$0.39	$(5.41)
Diluted	$(0.25)	$(1.14)	$0.39	$(5.41)

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited) (in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income (loss)	$(106,485)	$(482,480)	$166,178	$(2,269,909)
Other comprehensive income (loss):
Shipboard Retirement Plan	(3,604)	6,224	(3,413)	8,889
Cash flow hedges:
Net unrealized gain (loss)	(36,606)	142,725	(1,773)	(104,017)
Amount realized and reclassified into earnings	(12,283)	(21,526)	(26,173)	(96,865)
Total other comprehensive income (loss)	(52,493)	127,423	(31,359)	(191,993)
Total comprehensive income (loss)	$(158,978)	$(355,057)	$134,819	$(2,461,902)

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$402,415	$946,987
Accounts receivable, net	280,271	326,272
Inventories	157,646	148,717
Prepaid expenses and other assets	472,816	450,893
Total current assets	1,313,148	1,872,869
Property and equipment, net	16,433,292	14,516,366
Goodwill	98,134	98,134
Trade names	500,525	500,525
Other long-term assets	1,147,891	1,569,800
Total assets	$19,492,990	$18,557,694
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$1,744,778	$991,128
Accounts payable	174,338	228,742
Accrued expenses and other liabilities	1,058,919	1,318,460
Advance ticket sales	3,060,666	2,516,521
Total current liabilities	6,038,701	5,054,851
Long-term debt	12,314,147	12,630,402
Other long-term liabilities	839,335	803,850
Total liabilities	19,192,183	18,489,103
Commitments and contingencies
Shareholders’ equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; and 425,546,570 shares issued and outstanding at December 31, 2023 and 421,413,565 shares issued and outstanding at December 31, 2022	425	421
Additional paid-in capital	7,708,957	7,611,564
Accumulated other comprehensive income (loss)	(508,438)	(477,079)
Accumulated deficit	(6,900,137)	(7,066,315)
Total shareholders’ equity	300,807	68,591
Total liabilities and shareholders’ equity	$19,492,990	$18,557,694

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)

	Year Ended
	December 31,
	2023	2022
Cash flows from operating activities
Net income (loss)	$166,178	$(2,269,909)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	883,236	810,053
Loss on derivatives	13,760	8,618
Loss on extinguishment of debt	6,701	188,799
Provision for bad debts and inventory obsolescence	6,190	13,609
Gain on involuntary conversion of assets	(6,852)	(2,300)
Share-based compensation expense	118,940	113,563
Net foreign currency adjustments on euro-denominated debt	8,188	(10,795)
Changes in operating assets and liabilities:
Accounts receivable, net	39,649	828,661
Inventories	(11,042)	(33,609)
Prepaid expenses and other assets	410,266	(602,258)
Accounts payable	(50,976)	(16,196)
Accrued expenses and other liabilities	(82,202)	252,837
Advance ticket sales	503,678	928,947
Net cash provided by operating activities	2,005,714	210,020
Cash flows from investing activities
Additions to property and equipment, net	(2,750,362)	(1,783,857)
Proceeds from maturities of short-term investments	—	240,000
Cash paid on settlement of derivatives	(162,942)	(224,137)
Other	16,161	12,090
Net cash used in investing activities	(2,897,143)	(1,755,904)
Cash flows from financing activities
Repayments of long-term debt	(3,758,234)	(1,770,172)
Proceeds from long-term debt	4,322,941	3,003,003
Proceeds from employee related plans	5,307	5,267
Net share settlement of restricted share units	(26,860)	(20,987)
Early redemption premium	—	(172,012)
Deferred financing fees	(196,297)	(58,875)
Net cash provided by financing activities	346,857	986,224
Net decrease in cash and cash equivalents	(544,572)	(559,660)
Cash and cash equivalents at beginning of the period	946,987	1,506,647
Cash and cash equivalents at end of the period	$402,415	$946,987

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2019	2023	2019
Passengers carried	648,893	640,810	2,716,546	2,695,718
Passenger Cruise Days	5,856,413	5,260,764	23,311,672	20,637,949
Capacity Days	5,903,305	5,035,367	22,652,588	19,233,459
Occupancy Percentage	99.2%	104.5%	102.9%	107.3%

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Gross Margin, Net Per Diem, and Net Yield were calculated as follows (in thousands, except Net Yield, Net Per Diem, Capacity Days, Passenger Cruise Days, per Passenger Cruise Day and Capacity Day data):

	Three Months Ended			Years Ended
	December 31,			December 31,
		2023			2023
		Constant Currency			Constant Currency
	2023	compared to 2019	2019	2023	compared to 2019	2019
Total revenue	$1,986,456	$1,993,431	$1,480,618	$8,549,924	$8,585,051	$6,462,376
Less:
Total cruise operating expense	1,321,813	1,324,841	887,422	5,468,587	5,490,535	3,663,261
Ship depreciation	198,012	198,012	149,904	753,629	753,629	587,677
Gross margin	466,631	470,578	443,292	2,327,708	2,340,887	2,211,438
Ship depreciation	198,012	198,012	149,904	753,629	753,629	587,677
Payroll and related	325,882	325,916	235,832	1,262,119	1,262,668	924,157
Fuel	186,830	186,849	111,875	716,833	716,966	409,602
Food	86,735	87,248	56,297	358,310	360,223	222,602
Other	172,019	173,023	135,154	648,142	659,986	591,341
Adjusted Gross Margin	$1,436,109	$1,441,626	$1,132,354	$6,066,741	$6,094,359	$4,946,817

Passenger Cruise Days	5,856,413	5,856,413	5,260,764	23,311,672	23,311,672	20,637,949
Capacity Days	5,903,305	5,903,305	5,035,367	22,652,588	22,652,588	19,233,459

Total revenue per Passenger Cruise Day	$339.19	$340.38	$281.45	$366.77	$368.27	$313.13
Gross margin per Passenger Cruise Day	$79.68	$80.35	$84.26	$99.85	$100.42	$107.15
Net Per Diem	$245.22	$246.16	$215.25	$260.24	$261.43	$239.70

Gross margin per Capacity Day	$79.05	$79.71	$88.04	$102.76	$103.34	$114.98
Net Yield	$243.27	$244.21	$224.88	$267.82	$269.04	$257.20

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Years Ended
	December 31,			December 31,
		2023			2023
		Constant Currency			Constant Currency
	2023	compared to 2019	2019	2023	compared to 2019	2019
Total cruise operating expense	$1,321,813	$1,324,841	$887,422	$5,468,587	$5,490,535	$3,663,261
Marketing, general and administrative expense	328,258	329,071	229,859	1,341,858	1,345,043	974,850
Gross Cruise Cost	1,650,071	1,653,912	1,117,281	6,810,445	6,835,578	4,638,111
Less:
Commissions, transportation and other expense	420,714	422,172	263,038	1,883,279	1,890,788	1,120,886
Onboard and other expense	129,633	129,633	85,226	599,904	599,904	394,673
Net Cruise Cost	1,099,724	1,102,107	769,017	4,327,262	4,344,886	3,122,552
Less: Fuel expense	186,830	186,849	111,875	716,833	716,966	409,602
Net Cruise Cost Excluding Fuel	912,894	915,258	657,142	3,610,429	3,627,920	2,712,950
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	578	578	534	2,312	2,312	2,135
Non-cash share-based compensation (2)	22,686	22,686	12,985	118,940	118,940	95,055
Severance payments and other fees (3)	—	—	6,514	—	—	6,514
Redeployment of Norwegian Joy (4)	—	—	—	—	—	7,051
Adjusted Net Cruise Cost Excluding Fuel	$889,630	$891,994	$637,109	$3,489,177	$3,506,668	$2,602,195

Capacity Days	5,903,305	5,903,305	5,035,367	22,652,588	22,652,588	19,233,459

Gross Cruise Cost per Capacity Day	$279.52	$280.17	$221.89	$300.65	$301.76	$241.15
Net Cruise Cost per Capacity Day	$186.29	$186.69	$152.72	$191.03	$191.81	$162.35
Net Cruise Cost Excluding Fuel per Capacity Day	$154.64	$155.04	$130.51	$159.38	$160.15	$141.05
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$150.70	$151.10	$126.53	$154.03	$154.80	$135.30

________________________
(1)   Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2)   Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)   Severance payments related to restructuring costs are included in marketing, general and administrative expense.
(4)   Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Year Ended
	September 30,	June 30,	March 31,	December 31,	December 31,
	2023	2023	2023	2022	2022
Total cruise operating expense	$1,482,746	$1,383,610	$1,280,418	$1,219,459	$4,267,086
Marketing, general and administrative expense	325,365	352,222	336,013	378,527	1,379,105
Gross Cruise Cost	1,808,111	1,735,832	1,616,431	1,597,986	5,646,191
Less:
Commissions, transportation and other expense	546,026	506,855	409,684	337,683	1,034,629
Onboard and other expense	188,694	161,880	119,697	102,487	357,932
Net Cruise Cost	1,073,391	1,067,097	1,087,050	1,157,816	4,253,630
Less: Fuel expense	170,893	164,242	194,868	183,143	686,825
Net Cruise Cost Excluding Fuel	902,498	902,855	892,182	974,673	3,566,805
Less Other Non-GAAP Adjustments:
Non-cash deferred compensation (1)	578	578	578	699	2,797
Non-cash share-based compensation (2)	23,563	44,536	28,155	24,640	113,563
Restructuring costs (3)	—	—	—	12,140	12,140
Adjusted Net Cruise Cost Excluding Fuel	$878,357	$857,741	$863,449	$937,194	$3,438,305

Capacity Days	5,820,448	5,513,288	5,415,547	5,060,866	17,566,069

Gross Cruise Cost per Capacity Day	$310.65	$314.85	$298.48	$315.75	$321.43
Net Cruise Cost per Capacity Day	$184.42	$193.55	$200.73	$228.78	$242.15
Net Cruise Cost Excluding Fuel per Capacity Day	$155.06	$163.76	$164.74	$192.59	$203.05
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$150.91	$155.58	$159.44	$185.18	$195.74

________________________
(1)   Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2)   Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)   Restructuring costs related to workforce reductions are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income (Loss) and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income (loss)	$(106,485)	$(482,480)	$166,178	$(2,269,909)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,010	1,012	4,039	4,048
Non-cash share-based compensation (2)	22,686	24,640	118,940	113,563
Restructuring costs (3)	—	12,140	—	12,140
Extinguishment and modification of debt (4)	5,669	4,941	8,822	193,374
Adjusted Net Income (Loss)	$(77,120)	$(439,747)	$297,979	$(1,946,784)
Diluted weighted-average shares outstanding - Net income (loss) and Adjusted Net Income (Loss)	425,426,293	421,400,765	427,400,849	419,773,195
Diluted EPS	$(0.25)	$(1.14)	$0.39	$(5.41)
Adjusted EPS	$(0.18)	$(1.04)	$0.70	$(4.64)

________________________
(1)   Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2)   Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3)   Restructuring costs related to workforce reductions are included in marketing, general and administrative expense.
(4)   Losses on extinguishments of debt and modification of debt are included in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income (loss)	$(106,485)	$(482,480)	$166,178	$(2,269,909)
Interest expense, net	197,381	177,120	727,531	801,512
Income tax (benefit) expense	(1,832)	385	(3,002)	(6,794)
Depreciation and amortization expense	212,055	202,112	808,568	749,326
EBITDA	301,119	(102,863)	1,699,275	(725,865)
Other (income) expense, net (1)	35,266	24,006	40,204	(76,566)
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	578	699	2,312	2,797
Non-cash share-based compensation (3)	22,686	24,640	118,940	113,563
Restructuring costs (4)	—	12,140	—	12,140
Adjusted EBITDA	$359,649	$(41,378)	$1,860,731	$(673,931)

________________________
(1)   Primarily consists of gains and losses, net for foreign currency remeasurements.
(2)   Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3)   Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4)   Restructuring costs related to workforce reductions are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Debt was calculated as follows (in thousands):

December 31,
2023
Long-term debt	$12,314,147
Current portion of long-term debt	1,744,778
Total Debt	14,058,925
Less: Cash and cash equivalents	402,415
Net Debt	$13,656,510

Free Cash Flow and Adjusted Free Cash Flow were calculated as follows (in thousands):

Year Ended
December 31,
2023
Net cash used in investing activities	$(2,897,143)
Net cash provided by financing activities	$346,857

Net cash provided by operating activities	$2,005,714
Additions to property and equipment, net	(2,750,362)
Free Cash Flow	(744,648)
Cash paid on settlement of derivatives	(162,942)
Cash received on settlement of derivatives	5,016
Newbuild related proceeds from long-term debt	2,050,241
Adjusted Free Cash Flow	$1,147,667